Exhibit 5.1

February 27, 2023

Robinhood Markets, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Robinhood Markets, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the 53,564,838 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the Company’s (a) 2021 Omnibus Incentive Plan (the “2021 Plan”) and (b) 2021 Employee Share Purchase Plan (together with the 2021 Plan, the “Plans”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company, as amended; (b) the Amended and Restated By-laws of the Company, as amended; (c) certain resolutions adopted by each of the Board of Directors of the Company (the “Board”) and the People and Compensation Committee of the Board and (d) the Plans.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that the Shares when, and if, issued pursuant to the terms of the Plans will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

NEW YORK Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475 T+1-212-474-1000 F+1-212-474-3700	LONDON CityPoint One Ropemaker Street London EC2Y 9HR T+44-20-7453-1000 F+44-20-7860-1150	WASHINGTON, D.C. 1601 K Street NW Washington, D.C. 20006-1682 T+1-202-869-7700 F+1-202-869-7600	CRAVATH, SWAINE & MOORE LLP

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Robinhood Markets, Inc. 85 Willow Road

Menlo Park, California 94025